1990

                            MICROWAVE NETWORKS INCORPORATED

                            NON-QUALIFIED STOCK OPTION PLAN

                       FOR NONEMPLOYED DIRECTORS AND CONSULTANTS




                     WHEREAS, the Board of Directors (the "Board") of
             MICROWAVE NETWORKS INCORPORATED (the "Company"), a corporation organized under the laws of the State of Texas, has determined that it is in the best interest of the Company to adopt a non-qualified stock option plan in order to provide, at the discretion of the Board, certain of the Company's nonemployed directors, as well as certain consultants of the Company who are independent contractors, with the option to purchase stock in the Company;

                     NOW, THEREFORE, by authorization of the Board, the
             Company adopts the MICROWAVE NETWORKS INCORPORATED NON-QUALIFIED STOCK OPTION PLAN FOR NONEMPLOYED DIRECTORS AND CONSULTANTS (the "Plan") as a method of providing certain of the Company's nonemployed directors and consultants with an incentive to increase the profits of the Company, to encourage their loyalty to the Company, to identify their interests with those of stockholders of the Company, and to acknowledge those individuals who have made or may make significant contributions to the Company. The effective date of the Plan is July 19, 1990.

                     1. Committee. The Board shall appoint a committee of three or more persons. Such individuals may, but are not required to be, members of the Board. Each such individual shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or successor rule or regulation. The Committee shall have the powers and authority set forth herein.

                     2. Grant of Options. The Committee is hereby authorized by majority vote of its members to issue stock options from time to time in the Company's behalf to such nonemployed directors and consultants of the Company as the Committee in its sole discretion deems appropriate. Those to whom options may be granted hereby are individuals who in the sole discretion of the Committee are determined to have made, or may make, significant contributions to the Company's success (the "Optionees"). Any options granted under this Plan must be granted within ten years after the effective date of the Plan.



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                     3.  Amount of Stock.  The Company has also adopted a
             non-qualified stock option plan for employees of the Company (the "Other Plan"), also effective as of April 16, 1990. The aggregate amount of stock which may be purchased pursuant to options granted under this Plan and the Other Plan shall be seven hundred thirty thousand (730,000) shares of the Company's common stock (the "Option Shares"). The Option Shares will be restricted pursuant to Rule 144 ("Rule 144"), promulgated under the Securities Act of 1933, as amended (the "Act"). If and to the extent that the number of outstanding shares of the Company's common stock shall be increased or reduced by change of par value, stock split, reverse stock split, reclassification, distribution of a dividend payable in stock, or similar change in capital structure without consideration, the number of shares subject to outstanding options and the option price per share shall be proportionately adjusted, subject to any required action by the Board or shareholders of the Company and compliance with applicable securities laws; provided; however, any resulting fractions of a share shall be ignored.

                     4. Exercise. Any option granted pursuant to this Plan shall contain provisions, established by the Committee, setting forth the manner of and vesting periods for the exercise of such option. In no event, however, shall any option granted to any Optionee be exercisable by its terms after the expiration of five (5) years from the date of the grant thereof. Optionees shall exercise any options granted pursuant to the Plan by delivering written notice to the Company setting forth the number of Option Shares to be purchased and the address to which the certificates representing the exercised Option Shares shall be mailed. Such written notice when received by the Company shall be accompanied by payment of the purchase price of such Option Shares; such payment shall be made by cash or check in an amount equal to the purchase price of such shares. If paid by personal check, the Company shall not be obligated to issue stock certificates evidencing the Option Shares until ten (10) business days have elapsed and the monies representing by such check have been fully and finally realized by the Company.

                     5. Nontransferability and Termination of Options. The terms of any option granted under this Plan shall include a provision making such option nontransferable by the holder thereof, and exercisable during his lifetime only by him.
             Any option granted under this Plan shall terminate automatically sixty (60) days after the death of the Optionee. The number of Option Shares which shall be exercisable during such sixty day period following death shall be the number of Option Shares exercisable by the Optionee at the time of his death.



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                     6.  Purchase Price.  The purchase price per Option
             Share granted hereunder shall be such price as the Committee in its sole discretion may determine.

                     7. Stock Reserve. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Company in connection with the exercise of options granted hereunder.

                     8. Termination, Amendment, and Modification of Plan. The Board may at any time terminate or amend or modify the Plan, provided that no termination, amendment, or modification of the Plan shall in any manner affect any option granted under the Plan without the consent of the Optionee.

                     9. No effect upon the holding of an office or position. Nothing in the Plan or in any option granted hereby shall confer upon any director or consultant the right to continue in such position with the Company. Nor shall anything in the Plan or in any option granted hereby be in anywise interpreted as an agreement of employment.

                     10. Other plans.  The adoption of the Plan shall not
             affect any other stock option or incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees, officers or directors of the Company.

                     11. Administration.  The Plan shall be administered
             by the Committee. All questions of interpretation and application of the Plan or of options granted pursuant to the Plan shall be subject to the determination of the Committee, which shall be final and binding.

                     12. Restrictions on Transferability of Option Shares.
             Unless and until the Option Shares are registered under the Act and the applicable state securities statutes, the Option Shares will be restricted pursuant to Rule 144. Upon exercise of any option, the Company shall not be required to issue such shares unless the Board has received evidence satisfactory to it to the effect that the Optionee will not transfer such shares except in accordance with applicable securities laws. The Company will not transfer such shares after issuance without receipt of an opinion of counsel for Optionee satisfactory to the Company to the effect that any proposed transfer complies with applicable securities laws. The Company shall in no event be obligated to register any Option Shares pursuant to applicable federal or state



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             securities laws.  The applicable restrictions will be stated
             on the certificates which are issued pursuant to the Plan to an Optionee.

                     13. Written Agreement.  Upon the grant of any option
             hereunder, each Optionee shall be delivered a written Option Grant, which shall be subject to the terms and conditions prescribed herein and shall be signed by the Optionee and by the President or any Vice President of the Company for and in the name and in behalf of the Company. Such Option Grant shall contain such other provisions as the Committee in its discretion shall deem advisable.

                     14. Changes in the Company's Capital Structure.  The
             existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bond, debentures, preferred or prior preference stock ahead of or affecting the stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                     15. No Rights as Stockholder.  No Optionee shall have
             rights as a Stockholder with respect to shares covered by his option until the date of issuance of a stock certificate for such shares; and, except as otherwise may be provided herein, no adjustments for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

                     16. Payment of Tax.  To the extent that the fair
             market value of the stock on the date of the exercise of the option exceeds the purchase price, the Optionee may realize a taxable gain. Upon request by Optionee, the Company will lend Optionee a sum sufficient to pay Optionee's tax on such gain (if any), which shall be repayable according to the terms of a promissory note bearing interest at the rate of nine (9%) percent per annum and being payable in twelve (12) monthly installments commencing one month after such loan is funded. Such note shall be secured by the pledge to the Company of the shares issued in connection with the exercise of the option. Prior to the issuance of the Option Shares, Optionee must pay or make adequate provision for any applicable federal income tax withholding obligations of the Company.

                     17. Merger, Dissolution, etc.  In the event of a
             dissolution or liquidation of the Company, a merger in which



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             the Company is not the surviving corporation, a transaction in which 100% of the then-outstanding voting stock is sold or otherwise transferred or the sale of substantially all of the assets of the Company, any or all outstanding options shall, notwithstanding any contrary terms contained in the option grant, accelerate and become exercisable in full at least ten days prior to (and shall expire on) the consummation of such dissolution, liquidation, merger or sale of assets on such conditions as the Committee shall determine, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.

                     18. Plan Binding on Successors.  The Plan shall be
             binding upon the successors and assigns of the Company.

                     19. Singular, Plural, Gender.  Whenever used herein,
             nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

                     20. Stock Restriction Agreement.  On the exercise of
             any options granted under this Plan, the Optionee shall enter into a Stock Restriction Agreement in the general form attached hereto as Exhibit "A."

                     21. Type of Plan.  This Plan is a non-qualified stock
             option plan and as such is not subject to any provisions of the Employee Retirement Income Securities Act of 1974.

                     22. Other Terms.  Any option granted hereunder shall
             contain such other and additional terms not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Committee, or by legal counsel to the Company.

                     23. Successor Plan.  This Plan is a division and
             revision of the 1990 Microwave Networks Incorporated Non-Qualified Stock Option Plan adopted as of April 16, 1990 (the "Prior Plan"). Whereas the Prior Plan covered employees as well as nonemployed directors and consultants, this Plan covers only nonemployed directors and consultants of the Company. The administration and operation of all options issued to nonemployed directors













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             and consultants under the Prior Plan shall be controlled and governed by the terms of this Plan as if they had been issued under this Plan.


                     ADOPTED AS OF July 19, 1990


                                     MICROWAVE NETWORKS INCORPORATED


                                     By: _______________________________
                                         Arthur W. Epley, III, President


             ATTEST TO:


             ________________________
             Secretary



































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